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                                                                      EXHIBIT 11


                    COMPUTATIONS OF EARNINGS PER COMMON SHARE
                      RUSSELL CORPORATION AND SUBSIDIARIES
                 (Dollars in Thousands Except Per Share Amounts)
                                   (Unaudited)

                                                  13 Weeks Ended                     26 Weeks Ended
                                            ---------------------------       ----------------------------
                                               7/5/98          7/6/97            7/5/98           7/6/97
Net Income                                  $     6,560     $     8,113       $     8,409      $    19,416

Basic Calculation:

Average shares outstanding                   36,279,681      36,776,846        36,341,613       37,232,656
                                            -----------     -----------       -----------      -----------

Net income per share-basic                  $      0.18     $      0.22       $      0.23      $      0.52
                                            ===========     ===========       ===========      ===========

Diluted Calculation:

Average shares outstanding                   36,279,681      36,776,846        36,341,613       37,232,656

Net common shares issuable
on exercise of certain stock options             53,643         187,743            41,856          244,376
                                            -----------     -----------       -----------      -----------

                                             36,333,324      36,964,589        36,383,469       37,477,032
                                            -----------     -----------       -----------      -----------

Net income per share-diluted                $      0.18     $      0.22       $      0.23      $      0.52
                                            ===========     ===========       ===========      ===========






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